Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Two Harbors Investment Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common shares, $0.01 par value per share	N/A	N/A	N/A	N/A	N/A	N/A

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A

Carry Forward Securities

Carry Forward Securities	Equity	Common shares, $0.01 par value per share	415(a)(6)	3,819,406		$57,878,441			424(b)(5)	333-253606	February 26, 2021	$6,368(1)

	Total Offering Amounts					$57,878,441		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A

(1)	On February 23, 2024, the Company filed a prospectus supplement to the Registration Statement pursuant to Rule 424(b)(5) under the Securities Act, pursuant to which the Company applied a fee carry forward of $6,368 in connection with the registration of 3,819,406 shares of Common Stock to be issued and sold under an equity distribution agreement, as amended to date, with JMP Securities, LLC (the “Sales Agreement”), of which 3,819,406 shares remain unsold (the “Unsold Securities”). The Company expects to carry forward the Unsold Securities pursuant to Rule 415(a)(6) under the Securities Act. $6,368 is the portion of the filing fee associated with the Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Unsold Securities will be deemed terminated as of the date of this prospectus supplement to the Registration Statement pursuant to Rule 424(b)(5) under the Securities Act.